Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourant.com

The Directors

WNS (Holdings) Limited

22 Grenville Street

St Helier

Jersey JE4 8PX

Channel Islands

October 21, 2020

2024764/79101829/2

Dear Sirs and Mesdames

Registration Statement on Form S-8

Introduction

1.

We have acted as legal advisers to WNS (Holdings) Limited (the Company), a Jersey incorporated company, in connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act), of an additional 2,200,000 ordinary shares with a par value of 10 pence each in the capital of the Company issuable under the Company’s Second Amended and Restated 2016 Incentive Award Plan (the Plan) under a Registration Statement on Form S-8 (the Form S-8).

2.

Under the Plan, participants may be granted awards relating to ordinary shares with a par value of 10 pence each in the capital of the Company (the Ordinary Shares), directly or in the form of American Depositary Shares (ADSs). The additional 2,200,000 Ordinary Shares which may be issued to participants, or to the Company’s depositary, pursuant to awards granted or to be granted under the Plan are the Plan Shares.

Scope

3.	We have only examined copies of the documents mentioned in paragraph 6.

4.	We have not examined any other document including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-8.

5.

We have not undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

Documents examined

6.	For the purposes of this opinion we have examined and relied upon copies of the following documents:

(a)	the Form S-8;

(b)	the Plan;

(c)	the memorandum and articles of association of the Company;

(d)	certified true copies of resolutions passed by the board of directors of the Company at meetings held on July 15 2020 and October 14, 2020 in which the directors resolved, among other things to:

(i)	approve the amended and restated form of the Plan as set out in the Company’s Second Amended and Restated 2016 Incentive Award Plan;

(ii)	approve the availability of 2,200,000 Ordinary Shares for grant under the Plan;

(iii)	authorise the Company to allot and issue the Plan Shares in connection with any awards granted by the Company pursuant to the Plan;

(e)

minutes of the annual general meeting of the shareholders of the Company held on 24 September 2020 whereby the shareholders resolved, among other things, to approve the amended and restated form of the Plan as set out in the Company’s Second Amended and Restated 2016 Incentive Award Plan;

(f)	the consent of the Jersey Financial Services Commission (JFSC) dated 19 September 2016 relating to the issue of awards under the Plan; and

(g)	the consent of the JFSC dated 1 January 2017 relating to the issue of shares by the Company.

Assumptions

7.	In giving this opinion, we have assumed that:

(a)	the Plan will be operated in accordance with its rules;

(b)	the Company’s board of directors (or a duly authorised committee thereof):

(i)	has duly authorised and granted all awards of Plan Shares granted by the Company and will duly authorise and grant all awards of Plan Shares to be granted by the Company; and

(ii)	has resolved or will resolve to allot and issue Plan Shares pursuant to and in satisfaction of such awards,

in a manner consistent with their fiduciary duties and in accordance with the rules of the Plan and the Company’s articles of association;

(c)	no issue of Plan Shares will result in the authorised share capital of the Company being exceeded;

(d)	no Plan Share will be issued at a price less than its nominal value;

(e)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents examined by us;

(f)

all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director, secretary or officer of the Company are genuinely those of the persons whose signatures they purport to be;

(g)	there is no provision of any law (other than Jersey law) which would affect anything in this opinion; and

(h)	no other event occurs after the date hereof which would affect the opinions herein stated.

8.

In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact. With your consent, we have relied upon the Company’s certificate dated October 20, 2020 (the Opinion Certificate) as to such matters of fact stated therein, without having independently verified such factual matters. To give this opinion we have assumed (which we have not verified) all matters certified in the Opinion Certificate were, and remain at the date of this opinion, true and accurate.

Opinion

9.	As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualifications set out in this opinion and to matters not disclosed to us, we are of the opinion that:

(a)	upon the issuance of Plan Shares against the payment in full from the relevant award holder of all sums due in respect of his or her award under the Plan; and

(b)	upon the entry of the relevant award holder, or the Company’s depositary, as a holder of the relevant Plan Shares in the register of members of the Company,

the Plan Shares will be validly issued, fully paid and non-assessable. For these purposes, non-assessable means that no further sums will be payable by a shareholder in respect of the acquisition of a Plan Share pursuant to an award granted under the Plan and the holding of such Plan Share.

Qualification

10.	Our opinion is qualified by the following qualification:

(a)

the obligations of the Company under or in respect of the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

Jersey law

11.

This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any jurisdiction other than Jersey. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

Benefit of opinion

12.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 with the US Securities and Exchange Commission (the Commission). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Mourant Ozannes Mourant Ozannes